Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Adam Grossberg
rfisher@webmd.net	agrossberg@webmd.net
212-624-3817	212-624-3732
WebMD Announces Third Quarter Financial Results
WebMD Total Revenue Increased 21%; Advertising Revenue Increased 26%
WebMD Adjusted EBITDA Increased 46%
New York, NY (November 3, 2010) - WebMD Health Corp. (Nasdaq: WBMD), the leading source of health information, today announced financial results for its third quarter ended September 30, 2010:
•	Revenue was $135.3 million, compared to $111.6 million in the prior year period, an increase of 21%.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) was $44.6 million, compared to $30.6 million in the prior year period, an increase of 46%.

•	Income from continuing operations was $14.6 million or $0.24 per share, compared to $2.9 million or $0.05 per share in the prior year period.

•	Net income was $13.6 million or $0.22 per share, compared to $30.3 million or $0.61 per share in the prior year period. Net income would have been $16.0 million in the current period as compared to $5.0 million in the prior year period without the effect of the after-tax impact of a loss on convertible notes of $(1.4) million and a loss from discontinued operations of $(1.0) million in the current period and the after-tax impact of income from discontinued operations of $27.5 million and a loss attributable to non-controlling interest of $(2.2) million in the prior year period.
“Our strong financial and operating performance underscores WebMD’s continued momentum in providing the most valuable brand of health and wellness information to the marketplace today,” said Wayne Gattinella, President and CEO. “The scale and engagement of the WebMD consumer and physician audiences are drawing more dollars from traditional marketing channels as the transformation to digital marketing in the health sector takes hold.”
Financial Summary
Revenue for the third quarter was $135.3 million, compared to $111.6 million in the prior year period, an increase of 21%.

Public portal advertising and sponsorship revenue was $113.1 million for the third quarter, compared to $89.4 million in the prior year period, an increase of 26%. Traffic to the WebMD Health Network continued to grow, reaching an average of 83.3 million unique users per month and total traffic of 1.8 billion page views during the third quarter, increases of 41% and 23%, respectively, from a year ago. 1.5 million continuing medical education (CME) programs were completed on the WebMD Professional Network during the third quarter.
Private portal services revenue was $22.2 million for the third quarter which was consistent with the prior year period. The base of large employers and health plans using WebMD’s private Health and Benefits portals during the third quarter was 124.
During the third quarter, WebMD repurchased $9.9 million principal amount of its 3 1/8% convertible notes and had conversions of $26.2 million principal amount of the notes, which resulted in the issuance of approximately 750 thousand shares of WebMD common stock.
WebMD utilized $156 million in cash to complete a tender offer for 3 million shares of its common stock during the third quarter.
As of September 30, 2010, WebMD had approximately $352 million in cash and cash equivalents and approximately $85 million in aggregate principal amount of its 3 1/8% convertible notes outstanding.
Financial Guidance
WebMD increased its financial guidance for 2010 today based on year-to-date actual results and its outlook for the fourth quarter.
For the fourth quarter of 2010, WebMD expects:
•	Revenue to be in excess of $165 million, an increase of at least 20% over the prior year period. Advertising revenue is expected to increase at least 25% while private portal revenue is expected to decline by approximately 8%.

•	Adjusted EBITDA to be in excess of 40% of revenue.

•	Net income to be in excess of 16% of revenue.
For the year ended December 31, 2010, WebMD expects:
•	Revenue to be in excess of $531 million, an increase of at least 21% over the prior year period. Advertising revenue is expected to increase at least 28% while private portal revenue is expected to decline by approximately 5%.

•	Adjusted EBITDA to be in excess of 32% of revenue.

•	Net income to be in excess of 8.3% of revenue.
WebMD is providing a schedule (attached to this press release) to reflect these changes as well as updates for non-cash and other items primarily to reflect the impact of convertible note conversions and repurchases and the tender offer completed by WebMD during the third quarter of 2010.

Analyst and Investor Conference Call
As previously announced, WebMD will hold a conference call with investors and analysts to discuss its third quarter results at 4:45 p.m. (Eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.
About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications.
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList, theHeart.org and drugs.com.
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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; market opportunities and our ability to capitalize on them; and the benefits expected from new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and strategic partners; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, Medscape®, eMedicine®, MedicineNet®, RxList®, Subimo®, Medsite®, Summex® and Medscape® Mobile are trademarks of WebMD Health Corp. or its subsidiaries.

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